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EXHIBIT 16

SELLERS & ANDERSEN, LLC
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS

941 East 3300 South, Suite 202
Salt Lake City, Utah 84106

Telephone 801 486-0096
Fax 801-486-0098

September 17, 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have item 4 of Worldwide Holdings Delaware, Corp.'s (formerly known as TRSG Corporation) Form 8-K dated September 17, 2003, and we agree with the statements made therein.

Sincerely,

Sellers & Andersen, LLC    9/23/03

/s/ Sellers & Andersen, LLC
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By Richard E. Sellers,
Managing Member



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                           MICHAEL JOHNSON & CO., LLC
                          CERTIFIED PUBLIC ACCOUNTANTS
                        9175 East Kenyon Ave., Suite 100
                             Denver, Colorado 80237

Michael B. Johnson C.P.A.
Member: A.I.C.P.A.                                     Telephone: (303) 786-0099
Colorado Society of C.P.A.s                            Fax: (303) 786-0137

September 19, 2003

Worldwide Holdings Corporation
2121 W. Army Trail Road
Addison, IL 60101

We are pleased to confirm our understanding of the services we are to provide for Worldwide Holdings Corporation for the quarter ended June 30, 2003, quarter ended September 30, 2003 and for the year ended December 31, 2003.

We will review the balance sheet of Worldwide Holding Corporation as of June 30, 2003 and September 30, 2003 and the related statements of operations, stockholders' equity and cash flows for the quarterly and year-to-date periods then ended, which are to be included in the quarterly reports on Form 10-QSB proposed to be filed by Worldwide Holdings Corporation under the Securities Exchange Act of 1934.

We will audit the statements of financial position of Worldwide Holdings Corporation, as of December 31, 2003 and the related statement of activities, operations, and cash flows for the year then ended.

We will conduct our review in accordance with the professional standards set forth in Statement on Auditing Standards No. 71 issued by the American Institute of Certified Public Accountants. Our procedures will be substantially less in scope than an audit of financial statements performed in accordance with auditing standards generally accepted in the United States, and accordingly will not express an opinion on the Company's quarterly financial information.

The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States. Our audit will be conducted in accordance with auditing standards generally accepted in the United States and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion, is other that unqualified, we will discuss the reasons with you in advance. If, for any reason we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected funding sources, creditors, and financial institutions. We will also request written representations from your attorney as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will require certain written representations from you about the financial statements and related matters.

Our review will consist primarily of inquiries of Company personnel and analytical procedures applied to financial data and we will require a representation letter from management. It should be understood that the management of Worldwide Holdings Corporation are responsible for the representation contained in the Company's quarterly financial information.

A review does not contemplate tests of controls or accounting records, testing of responses to inquiries by obtaining corroborating evidential matter, and certain other procedures ordinarily performed during an audit. This, a review dies not provide assurance that we will become aware of significant matters that would be disclosed in an audit.

Our review cannot be relied upon to disclose errors, fraud or illegal acts that may exist. However, to the extent that they come to our attention, we will inform management about any material errors and any instances of fraud or illegal acts.



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An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgement about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements, whether from errors, fraudulent financial reporting, misappropriation of assets, or violations of laws or governmental regulations that are attributable to the organization or to acts by management or employees acting on behalf of the organization. Because an audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements may exist and not be detected by us. In addition, an audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. However, we will inform you of any material errors and any fraudulent financial reporting or misappropriation of assets that come to our attention. We will also inform you of any violations of laws or governmental regulations that come to our attentions, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is significant deficiencies in the design or operation of internal control. However, during the audit, if we become aware of such reportable conditions, we will communicate them to you.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, and the safeguarding of assets. You are responsible for adjusting the financial statements to correct material misstatements and for confirming to us in the management letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements as a whole. You are also responsible for identifying and ensuring the organization complies with applicable laws and regulations.

We understand that you employees will prepare all cash, accounts receivable, and other confirmations we request and will locate any documents selected by us for testing.

We expect to begin our review on approximately September 22, 2003 and complete your information returns and issue our report no later than October 8, 2003.

We estimate that our fees for the review for June 30, 2003 will be $4,000, with retainer of $2,000 upon signing of this engagement. The fees for the September 30, 2003 review will be $1,500 and the fee for the audit of December 31, 2003 will be $4,000, plus any travel expenses incurred to complete the audit. The fee estimated is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, we will discuss it with you and arrive at new fee estimates before we incur the additional costs. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation. In accordance with our firm policies, work may be suspended if your account becomes delinquent. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed upon written notification of termination, even if we have not completed our report. You will obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination.


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We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,

/s/ Michael Johnson & Co., LLC
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Michael Johnson & Co., LLC

RESPONSE

This letter correctly sets forth the understanding of Worldwide Holdings Corporation

/s/ Martin H. Wozniak - Officers Signature                  9/19/03 Date
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Martin H. Wozniak

President - Title

Worldwide Holdings Delaware, Corp.